Exhibit 10.4
NON-COMPETITION AGREEMENT
This agreement (the “Agreement”) is made by and between, Odem Rotem Holdings Ltd. (“Odem”) and Yigal Jacoby (“Jacoby”) on one side and Allot Communications Ltd. (Company Number 51-239477-6) (the “Company”) on the other side. Odem, Jacoby and the Company shall be hereinafter referred to as the “Parties”.
     WHEAREAS: Odem entered into a consulting agreement with the Company dated December 31, 2001 (the “Consulting Agreement”); and
     WHEREAS, according to section 1.2 of the Consulting Agreement, all consulting services shall be provided at all times, solely by Jacoby; and
     WHEAREAS: in order to enable the Company to effectively protect its proprietary information, the Company wishes to enter into this non-competition and waiver Agreement with Odem and Jacoby; and
     WHEAREAS: subject to the terms and conditions set forth herein, Odem and Jacoby wish to enter into this non-competition and waiver agreement with the Company;
     NOW THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
1.	Preamble and Captions.
1.1.	The preamble to this Agreement shall be deemed an integral part thereof.

1.2.	Except as set forth herein, all provisions, terms and conditions of the Consulting Agreement, as amended or replaced from time to time, shall remain in full force and effect. In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Consulting Agreements, the terms of this Agreement shall prevail, and the Consulting Agreement shall be deemed to have been amended and restated accordingly. Specifically, the provisions of Section 2 below shall replace and supersede the non-competition provisions of the Consulting Agreement.
2.	Non-Competition.

In order to enable the Company to effectively protect its Proprietary Information, Jacoby and Odem (for the purpose of this Section 2 and Section 3, Odem and Jacoby shall be referred to together, jointly and severally, as Jacoby) agree and undertake that:

2.1.	Jacoby will not, without the Company’s prior written consent, during the term of the Consulting Agreement and for a period of twelve (12) months following termination thereof, for whatever reason, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, service provider, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with products or services offered by the Company during the period in which Jacoby has provided consulting services to the Company, or which the Company actually plans, at any time prior to the termination date of the Consulting Agreement, to offer or produce within a reasonable time following such termination; provided, however, that Jacoby may own securities of any company which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, so long as Jacoby has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

2.2.	During the term of Jacoby’s Consulting Agreement with the Company and for a period of 12 months following its termination, he will not, without the Company’s prior written consent (i) directly or indirectly, including personally or through any business in which he is an officer or director or shareholder holding more than 5 of outstanding shares of such business, for any purpose or in any place, employ, solicit for employment, induce, encourage to be employed or attempt to solicit, induce or encourage any person who was employed by the Company or retained by the Company as a consultant, and who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company, on the date of such termination or during the preceding six months or otherwise encourage any such employee to leave his/her employment with the Company, either for himself or for any other person or entity; or (ii) solicit from the clients of the Company any business in competition with the Company that involves activities in which the Company is engaged on the date of such termination or was engaged during the preceding 12 months.

2.3.	Jacoby specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants set forth herein are reasonable and necessary to protect the goodwill, property and proprietary information of the Company, and the operations and business of Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of Company. Nevertheless, if any one or more of the terms contained in this Section 2 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.
3.	Notwithstanding the aforesaid in section 2 herein but without derogating from any confidentiality obligations and fiduciary duties of Jacoby towards the Company pursuant to the provisions of any applicable law, the Company acknowledges that Jacoby may, in the future, hold the position of an executive in a venture capital fund involved in investments in companies similar to the Company, and that Jacoby may serve as a director in one or more such portfolio companies, and in the event that he does serve as a director in one or more such portfolio companies, his position as a director and his activities in his capacity as a director shall not be regarded as a breach of the provisions of this Agreement. For the avoidance of doubt, employment by or solicitation of employees and/or consultants of the Company or solicitation of business opportunities (as set forth in Section 2.2 above) by a company in which Jacoby is a director or a shareholders shall not be deemed, by itself, as a breach of this Agreement if Jacoby was not actively involved in such employment or solicitation.
4.	Miscellaneous
4.1.	Survival. The provisions of Sections 2 and 3, of this Agreement shall survive the termination of the Consulting Agreement, regardless of the reason for the termination thereof.

4.2.	Amendments. Any and all changes, amendments or additions to this Agreement shall require the prior written consent of all Parties, or else they shall be deemed null and void.

4.3.	Applicable Law. This Agreement shall be governed exclusively by and construed solely in accordance with, the laws of the State of Israel, without regard to conflict of law principles thereof.
IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

Yigal Jacoby		Allot Communications Ltd.

Signature:	/s/ Yigal Jacoby	Signature:	/s/ Adi Sapir

By:	Yigal Jacoby	By:	Adi Sapir - CFO

Address:	Nordan 9 Ranana	Address:	5 Hanagar Street

Fax:		Fax:	972-9-746 9647

		Date:	August 24, 2004

Odem Rotem Holdings Ltd. Signature:
/s/ Yigal Jacoby

By:	Yigal Jacoby

Address: c/o Yigal Jacoby at the address set forth above

Fax:

Date:	August 24, 2004